CANCELLATION AND RECAPITALIZATION AGREEMENT

This CANCELLATION AND RECAPITALIZATION AGREEMENT (the “Agreement”) is made and entered into as of November 8, 2013 (the “Effective Date”), by and between Daniel Bleak (the “Shareholder”) and Silver Horn Mining Ltd., a Delaware corporation (the “Company”).

WHEREAS, the Company currently has 253,033,555 shares of common stock, par value $0.0001 per share, (the “Common Stock”) issued and outstanding and desires to cancel an aggregate of 34,500,000 shares of Common Stock (the “Recapitalization”) in connection with the proposed acquisition of private or public companies (the “Acquisition”);

WHEREAS, the Shareholder is the record or beneficial owner of 34,500,000 shares (the “Shares”) of Common Stock and, in order to effectuate the Recapitalization and Acquisition and for other good and valid business reasons, the Shareholder believes it to be in the Shareholder’s best interest and in the best interest of the Company and its shareholders for the Shareholder to voluntarily surrender and cancel the Shares;

WHEREAS, the Shareholder desires to surrender the Shares for cancellation without receiving any cash, equity or other consideration and without any expectation to receive, and without imposing any obligation on the Company to pay or grant, any cash, equity or other consideration presently or in the future in connection with the cancellation of such Shares; and

WHEREAS, the Company is relying on the Shareholder’s surrender and cancellation of the Shares to complete the Recapitalization and Acquisition;

NOW, THEREFORE, the parties hereby agree as follows:

1.
Surrender and Cancellation of Shares. The Shareholder hereby surrenders the Shares for cancellation, and the Company hereby accepts such surrender and cancellation, effective as of the Effective Date.  By execution of this Agreement, the Shareholder hereby waives, relinquishes and disclaims in all respects any and all claims/and or rights to record or beneficial ownership of the Shares.  All of the Shares shall be delivered to the Company’s transfer agent as instructed by the Company, together with executed stock powers promptly following the execution of this Agreement.  Notwithstanding the obligation to deliver such Shares, the Secretary of Company shall record such cancellations and shall have the full power and authority to direct the transfer agent for the Company to cancel such Shares on the books and records of the Company as attorney-in-fact for the holders of such Shares cancelled hereby.

2.
No Expectation or Obligation. The Shareholder and the Company acknowledge and agree that the surrender and cancellation of the Shares described herein shall be without any expectation of the Shareholder to receive, and without imposing any obligation on the Company to pay or grant, any cash, equity or other consideration presently or in the future in connection with the surrender and cancellation of such Shares.

3.
Release. Each party together with its affiliates, shareholders, heirs, executors, administrators, and assigns, does hereby remise, release and forever discharge the other, its respective directors, officers, shareholders, employees, attorneys and agents, and their respective agents, successors and assigns, of and from all claims, causes of action, suits and demands whatsoever which such party ever had, now or may have howsoever arising out of the cancellation of the Shares.

4.
Shares Owned.  The Shareholder hereby represents and warrants that, other than the Shares, it does not own or have the claim on any other shares of Common Stock or convertible securities of the Company; and upon execution of this Agreement that it will no longer hold any equity interest in the Company.

5.Miscellaneous.

5.1	Reliance. The Shareholder acknowledges and agrees that the Company is relying on the provisions of Sections 1, 2, 3 and 4 herein in connection with consummating the Recapitalization and Acquisition.

5.2	Successor and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.

5.3
Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

5.4
Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on each of the parties hereto, notwithstanding that both of the parties did not sign the original or the same counterparts.

5.5	Headings. The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

5.6
Severability. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

5.7
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. The Company and the Shareholder have made no promises, agreements, conditions, or understandings relating to this subject matter, either orally or in writing, that are not included in this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SILVER HORN MINING LTD.

By:	/s/ Andrew Uribe
Name:	Andrew Uribe
Title:	Chief Executive Officer

DANIEL BLEAK

/s/ Daniel Bleak

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